Exhibit 5.10

Consent of Ross D. Hammett

Seabridge Gold Inc.

Registration Statement on Form F-10

I, Ross D. Hammett, PhD., P.Eng., consent to the following in connection with the Registration Statement on Form F-10 of Seabridge Gold Inc. (“Company”) dated January 17, 2025 (“Registration Statement”):

(i)	the quotation, inclusion or summary of those portions prepared by me, of the technicalreport entitled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study and PreliminaryEconomic Assessment, NI 43-101 Technical Report dated August 8, 2022 (TechnicalReport”); and

(ii)	the use of and reference to my name;

in each case above, where used or incorporated by reference into the Registration Statement and exhibits thereto.

I hereby also confirm that:

1.	I have read the Registration Statement, and

2.	I have no reason to believe that there are any misrepresentations in the informationcontained in the Registration Statement that are derived from the parts of the TechnicalReport for which I am responsible or that are within my knowledge as a result of theservices performed in connection with the Technical Report.

“Ross D. Hammett”
Ross D. Hammett., Ph.D., P.Eng.
WSP Canada Inc.

January 17, 2025